                                                                      EXHIBIT CC

               SEVENTH AMENDMENT TO SECURITIES PURCHASE AGREEMENT
                                   AND WAIVER

         This SEVENTH AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND WAIVER dated as of November 14, 2003 (this "Amendment"), among Alternative Resources Corporation, a Delaware corporation (the "Company"), with headquarters located at 600 Hart Road, Suite 300, Barrington, Illinois 60010, Wynnchurch Capital Partners, L.P., a Delaware limited partnership and Wynnchurch Capital Partners Canada, L.P., an Alberta, Canada limited partnership (each a "Purchaser," and collectively, the "Purchasers"), amends the Securities Purchase Agreement dated as of January 31, 2002, as amended by the First Amendment to Securities Purchase Agreement and Waiver dated August 8, 2002, the Second Amendment to Securities Purchase Agreement dated August 30, 2002, the Third Amendment to Securities Purchase Agreement and Waiver dated as of November 14, 2002, the Fourth Amendment to Securities Purchase Agreement and Consent dated as of December 27, 2002, the Fifth Amendment to Securities Purchase Agreement and Waiver dated as of April 14, 2003 and the Sixth Amendment to Securities Purchase Agreement and Waiver dated as of August 14, 2003 (such Securities Purchase Agreement, as so amended, the "Securities Purchase Agreement"), each among the Company and the Purchasers.

         WHEREAS, the Company and its subsidiaries failed to satisfy (a) the Tangible Capital Base covenant set forth in Section 7.5(h)(i) of the Securities Purchase Agreement for the fiscal quarter ended September 30, 2003 and (b) the Fixed Charge coverage shortfall covenant set forth in Section 7.5(h)(iii) for the nine month fiscal period ended September 30, 2003, and each such failure constitutes an Event of Default under Section 5.2 of the Notes (the "September 30 Events of Default");

         WHEREAS, the Company and Fleet Capital Corporation, as Lender pursuant to that certain Credit and Security Agreement dated as of January 31, 2002, as amended (the "Credit Agreement") have requested that the Purchasers waive the September 30 Events of Default and any other existing defaults by the Company as provided herein, and amend certain provisions of the Securities Purchase Agreement; and

         WHEREAS, the Purchasers have agreed to waive the September 30 Events of Default and any other existing defaults under the Securities Purchase Agreement and to amend certain provisions of the Securities Purchase Agreement, all subject to the terms, conditions and limitations set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1.       Capitalized Terms.

         Capitalized terms used herein which are defined in the Securities Purchase Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby. The Securities Purchase Agreement, together with the Notes, the Warrants, the Subordination Agreement, the Guaranty (as herein defined) and any other related documents are referred to herein as the "Subordinated Debt Documents."

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2.       Waiver of September 30 Events of Default.

         Subject to the satisfaction of the terms and conditions set forth in
Section 5 hereof, the Purchasers hereby waive the September 30 Events of Default and any other existing defaults by the Company pursuant to the Securities Purchase Agreement and the other Subordinated Debt Documents. The parties agree that nothing herein shall be construed as a waiver of any future Event of Default (including without limitation, any Event of Default caused by reason of the failure of the Company to comply with Section 7.5(h) of the Securities Purchase Agreement, as amended hereby, on any other occasion or for any other period).

3.       Amendments.

         Subject to the satisfaction of the terms and conditions set forth in
Section 5 hereof, the Company and the Purchasers agree that the Securities Purchase Agreement is hereby amended, effective as of the date hereof, as follows:

         (a) Section 7.5(h) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  "(h)     Certain Financial Covenants.

                           (i) Tangible Capital Base. The Company and its Subsidiaries shall not (x) as of December 31, 2003, have a consolidated Tangible Capital Base of less than ($8,925,000) or (y) as of the end of any fiscal quarter commencing with the fiscal quarter ending March 31, 2004, have a consolidated Tangible Capital Base of less than the sum of
         (A) ($8,925,000) plus (B) on a cumulative basis, 47.5% of positive consolidated net income (without reduction for losses) for each fiscal quarter ending after December 31, 2003.

                           (ii) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio of the Company and its Subsidiaries shall not at any time during any period set forth below be less than the ratio set opposite such period:

                                                         Minimum Fixed
                                                        Charge Coverage
                 Period                                      Ratio
                 ------                                      -----
July 1, 2004 through September 30, 2004                   .95 to 1.00

July 1, 2004 through December 31, 2004                    .95 to 1.00

Thereafter (on a rolling four quarters basis)             .95 to 1.00

                           (iii) Fixed Charge Coverage Shortfall. The amount by which (i) the aggregate Fixed Charges of the Company and its Subsidiaries for each fiscal period set forth below, exceeds (ii) the total of (w) consolidated EBITDA of the Company and its Subsidiaries for such period (determined on a consolidated basis without duplication in accordance with GAAP) minus (x) the aggregate amount of

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         all Non-Financed Capital Expenditures during such period minus (y) the aggregate amount paid, or required to be paid (without duplication), in cash in respect of the current portion of all income taxes for such period minus (z) the aggregate amount of dividends and distributions permitted to be paid under Section 8.6 of the Credit Agreement and actually paid in cash during such period, shall not be greater than the maximum shortfall amount set forth opposite such fiscal period:

                                                                Maximum
            Fiscal Period                                   Shortfall Amount
            -------------                                   ----------------
October 1, 2003 through December 31, 2003                      $1,050,000

October 1, 2003 through March 31, 2004                         $1,851,000

October 1, 2003 through June 30, 2004                          $1,917,000"

                  (b) Section 7.6(g) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                           "(g)     Capital Expenditures. Company and each of
         the Subsidiaries shall not make or incur any capital expenditures (including, without limitation, incurring any Capital Lease Obligations) which, in the aggregate exceed $52,500 at any time during any fiscal quarter, commencing with the fiscal quarter ending December 31, 2003."

4.       No Default; Representations and Warranties, etc.

         The Company hereby represents, warrants and confirms that: (a) the representations and warranties of the Company contained in Article 3 of the Securities Purchase Agreement are true and correct on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date); (b) after giving effect to this Amendment, the Company is in compliance with all of the terms and provisions set forth in the Securities Purchase Agreement and the other Subordinated Debt Documents; (c) after giving effect to this Amendment, no Event of Default (as defined in the Notes) has occurred and is continuing; and (d) the execution, delivery and performance by the Company of this Amendment (i) have been duly authorized by all necessary action on the part of the Company, (ii) will not violate any applicable law or regulation or the organizational documents of the Company or any of its subsidiaries, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding on the Company or any of its assets, including without limitation, the Credit Agreement or any other Loan Document (as defined in the Credit Agreement), and (iv) do not require any consent, waiver or approval of or by any person (other than the Purchasers) which has not been obtained.

5.       Conditions to Effectiveness.

         The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions precedent:

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         (a)      The Purchasers shall have received counterparts of this
Amendment duly executed by the Company;

         (b) The Purchasers shall have received a Certificate of the Secretary of the Company, certifying that this Amendment has been duly authorized by the Board of Directors of the Company;

         (c) The Company shall have delivered to the Purchasers evidence that Lender has executed and delivered to the Company a written amendment and waiver with respect to the Loan Documents (as defined in the Credit Agreement), in form and substance reasonably acceptable to the Purchasers;

         (d) The Company, ARC Service, Inc., ARC Solutions, Inc., ARC Midholding, Inc., Writers Inc., ARC Technology Management LLC, ARC Staffing Management LLC, and ARC Shared Services LLC and Fleet Capital Corporation shall have executed and delivered to the Purchasers an amendment to the Guaranty Agreement dated as of April 14, 2003 made by Purchasers for the benefit of Fleet Capital Corporation, as amended (the "Guaranty"), in form and substance satisfactory to the Purchasers; and

         (e) The Company shall have reimbursed the Purchasers for all reasonable costs and expenses, including reasonable legal fees and disbursements, incurred by the Purchasers in connection with (i) this Amendment and the transactions contemplated hereby and (ii) all previous amendments or modifications to the Subordinated Debt Documents and the transactions contemplated thereby.

6.       Miscellaneous.

         (a) Except as specifically amended hereby, all of the terms and provisions of the Securities Purchase Agreement, the other Subordinated Debt Documents and all related documents, shall remain in full force and effect.

         (b) This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. Delivery of an executed signature page hereto by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

         (c) This Amendment shall be governed by the laws of the State of Illinois and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                  [Remainder of Page Left Intentionally Blank]

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         IN WITNESS WHEREOF, the parties hereto have caused this Seventh
Amendment to Securities Purchase Agreement and Waiver to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

ALTERNATIVE RESOURCES CORPORATION

By:      /s/ Steven Purcell
         ----------------------------------------
         Name:    Steven Purcell
         Title:   Chief Financial Officer

PURCHASERS:

WYNNCHURCH CAPITAL PARTNERS, L.P.
By:   Wynnchurch Partners, L.P., its general partner
By:      Wynnchurch Management Inc., its general partner

By:      /s/ John A. Hatherly
         ----------------------------------------
         Name:    John A. Hatherly
         Title:   President

WYNNCHURCH CAPITAL PARTNERS CANADA, L.P.
By:   Wynnchurch Partners Canada, L.P., its general partner
By:      Wynnchurch GP Canada, Inc., its general partner

By:      /s/ John A. Hatherly
         ----------------------------------------
         Name:    John A. Hatherly
         Title:   President

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